Exhibit 99.8

Avocent Corporation Reports Second Quarter 2009 Results

HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 23, 2009--Avocent Corporation (NASDAQ:AVCT) today reported results for the second quarter ended June 30, 2009. Net sales totaled $128.6 million in the second quarter of 2009 compared with $126.1 million in the first quarter of 2009 and $159.2 million in the second quarter of 2008.

“We experienced slight sales growth compared to the first quarter of 2009 due to the contribution from Avocent’s branded products that were up 10% to $92.4 million,” stated Mike Borman, CEO of Avocent Corporation. “However, this increase was partially offset by lower OEM sales, primarily due to a decrease in sales of our server-linked appliance products and embedded software. Our operating margin and operational net income improved over the first quarter. Our margins and earnings benefited from an improved sales mix and lower operating costs following our restructuring initiatives.”

“On a year-over-year basis, our LANDesk product sales increased 15%. The strength in LANDesk revenue was more than offset by sharply lower sales of our products linked to server units, which were adversely affected by the ongoing slowdown in technology spending. LANDesk’s sales growth was driven by the addition of Touchpaper and solid legacy product performance,” continued Mr. Borman. “This revenue growth drove our 18% operating profit for the quarter within LANDesk, an impressive result given the overall macroeconomic environment we are operating in.

“We continue to implement our strategy to expand the solutions we provide our customers beyond our traditional strength in appliances used to access and control servers. Our second quarter launch of Avocent MergePoint Infrastructure Explorer at Interop generated a great deal of interest, and we have booked a number of initial orders. We remain positive about expanding our penetration of data centers through AMIE and other products under development with the increased control they provide to IT managers and their rapid return on investment,” continued Mr. Borman.

Second Quarter Results

Second quarter 2009 operational net income, which is net income prior to restructuring costs, intangible amortization, and stock-based compensation expense, was $14.0 million, or $0.32 per diluted share, compared with operational net income of $18.4 million, or $0.41 per diluted share, in the second quarter of 2008 and $11.2 million, or $0.25 per diluted share, in the first quarter of 2009. (See “Use of Non-GAAP Financial Measures” discussion below.)

GAAP net loss for the second quarter of 2009 was $3.3 million, or $0.08 per diluted share. This compares with GAAP net income of $3.4 million, or $0.08 per diluted share, in the second quarter of 2008. Net adjustments to reconcile operational net income to GAAP net income were $17.4 million in the second quarter of 2009, compared to $14.9 million in the second quarter of 2008, with the increase being primarily due to higher purchase accounting adjustments, offset by lower restructuring charges and decreased stock-based compensation expense.

“Our branded products showed solid growth in both Management Systems and LANDesk on a sequential basis from the first quarter of 2009,” stated Mr. Borman. “Management Systems sales to data centers were particularly strong given the current economic environment, especially with US customers. We were pleased with our branded sales and believe their performance in a weak economy highlights the solid value proposition and rapid ROI provided by our products.”

Branded products accounted for 72% of second quarter 2009 sales, and were down 14% from the second quarter of 2008. Branded sales were down 18% in the U.S. and 7% internationally compared with the second quarter of 2008. OEM sales accounted for 28% of total second quarter 2009 sales, representing a 31% decline from the second quarter of 2008. OEM sales were down 39% in the U.S and down 25% internationally compared with the second quarter of 2008. Avocent’s total U.S. sales were down 23% to $67.0 million and international sales were down 14% to $61.6 million compared with the second quarter of 2008.

Operational gross profit for the second quarter of 2009 was $85.8 million ($81.4 million on a GAAP basis, which includes intangible amortization of $4.1 million and stock-based compensation of $238,000) with an operational gross margin of 66.7%. This compares with operational gross profit of $102.9 million and an operational gross margin of 64.7% in the second quarter of 2008. Avocent’s increase in gross margin since last year was due to our supply chain realignment initiatives and higher software product revenue as a percentage of sales.

Research and development expenses, excluding stock-based compensation, decreased 14% to $19.8 million ($21.0 million on a GAAP basis, which includes stock-based compensation of $1.2 million), or 15% of sales, compared with $23.0 million, or 14% of sales, in the second quarter of 2008.

“We consolidated certain R&D functions and locations over the past year as part of our restructuring programs to focus on key product and software initiatives and to improve our return on R&D investments,” continued Mr. Borman. “We also reduced R&D costs in the second quarter with the dissolution of our Connectivity and Control business. We have transitioned the sales and support of the Connectivity and Control Pro Audio/Visual products to Managements Systems and our serial products to Corporate. We expect R&D costs during the second half of 2009 to continue to be below the same period last year as we remain committed to realigning our resources to improve Avocent’s return on R&D investments and overall profitability.”

Selling, general and administrative expenses, excluding stock-based compensation, decreased 14% to $46.8 million ($50.2 million on a GAAP basis, which includes stock-based compensation of $3.4 million), or 36% of sales, compared with $54.7 million, or 34% of sales, in the second quarter of 2008. The decline in SG&A expenses was due primarily to our restructuring efforts to reduce costs as well as lower sales commissions related to sales volume.

Operational operating income (excluding restructuring costs, stock-based compensation and intangible asset amortization) declined 24% to $19.2 million in the second quarter of 2009 compared with $25.2 million in the second quarter of 2008.

“The outlook for IT spending remains soft based on recent industry forecasts; however, we are seeing an increase in customer interest in our products,” continued Mr. Borman. “IT managers are focusing on Avocent’s strong value proposition that provides them a solid return on their investment and improved control over their IT assets. We believe these attributes will be an important part in expanding our market share within the data center.”

Cash flow from operations was approximately $26 million for the second quarter of 2009. At the end of the second quarter, cash, cash equivalents, and investments totaled approximately $107 million. We repaid $30 million under our credit agreement during the second quarter, reducing the outstanding balance to $140 million as of June 30, 2009.

Weighted average shares outstanding were 44.6 million for the second quarter of 2009, down 2% compared with 45.4 million in the second quarter of 2008.

Second Quarter Business Unit Results

Revenue from Management Systems declined 28% to $89.3 million in the second quarter of 2009 from $123.7 million in the second quarter of 2008. Operating income from this unit was $18.1 million in the second quarter of 2009 compared with $30.1 million in the second quarter of 2008.

Revenues from LANDesk increased 15% to $36.7 million in the second quarter of 2009 and contributed $6.6 million in operating profit for the quarter. LANDesk had revenues of $31.8 million and operating profit of $3.9 million in the second quarter of 2008. The growth in LANDesk sales in the second quarter of 2009 was primarily due to the contribution of revenue from Touchpaper, acquired in the third quarter of 2008.

Third Quarter 2009 Outlook

“Although there is anecdotal evidence of improvements in IT spending, we remain cautious on the outlook for our business over the next few months,” stated Avocent’s Chief Financial Officer, Edward Blankenship. “While we expect revenue from our government focused products to increase in the third quarter, an increase in enterprise IT spending is less certain. As a result, we are expecting third quarter 2009 revenues will be in the range of $135 to $143 million. We anticipate gross margins to be approximately 66% during the third quarter. We expect operating expenses to be within a range of $65 to $68 million, excluding anticipated stock compensation, restructuring costs and integration costs. We expect our operational EPS to be between $0.38 and $0.46. On a GAAP pre-tax basis, we anticipate approximately $2 million in restructuring costs, $12 million in amortization of intangibles from acquisitions and $5 to $6 million in stock compensation expense for the third quarter 2009.”

Conference Call

Avocent will provide an on-line, real-time webcast and rebroadcast of its second quarter results conference call to be held July 23, 2009. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 4:00 p.m. Central time. The on-line replay will follow immediately and continue for 30 days.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring, CEO retirement and integration costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring and integration costs, stock-based compensation, goodwill impairment expense and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments and the estimated goodwill impairment, as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring, CEO retirement and integration costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring, CEO retirement and integration costs, stock-based compensation expense, estimated goodwill impairment expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets and key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenue associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations that revenue growth and profitability will strengthen as economic conditions improve, the implementation of our strategy to expand customer solutions beyond our strength in appliances, the expansion of our market share within data centers, particularly with regard to the penetration of AMIE and other products currently under development, the value proposition and rapid ROI of our products, reduced R&D costs as a result of our restructuring programs, improved profitability as a result of the realignment of our resources, our outlook for IT spending and an increase in customer interest in our products, the revenue we expect from our government focused products in the third quarter, and our expected range of revenue, gross margins, operating expenses, diluted weighted average shares, operational EPS, and GAAP restructuring costs, amortization, and stock compensation expense for the third quarter of 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 27, 2008	June 30, 2009	June 27, 2008

Net sales	$128,631	$159,182	$254,693	$300,581
Cost of sales(1)(2)	47,248	59,293	96,060	109,558
Gross profit	81,383	99,889	158,633	191,023

Research and development expenses(1)	21,038	24,361	41,529	47,728
Selling, general and administrative expenses(1)	50,172	57,445	97,339	112,564
Restructuring, integration and retirement expenses(1)	1,530	4,730	6,825	7,701
Amortization of intangible assets(2)	7,950	7,617	18,063	15,152
Impairment of goodwill	-	-	80,000	-
Operating income (loss)	693	5,736	(85,123)	7,878

Other expense, net	(1,826)	(1,234)	(5,113)	(1,719)
Income (loss) before income taxes	(1,133)	4,502	(90,236)	6,159

Provision (benefit) for income taxes	2,213	1,059	(26,965)	1,985
Net income (loss)	$(3,346)	$3,443	$(63,271)	$4,174

Earnings (loss) per share:
Basic	$(0.08)	$0.08	$(1.42)	$0.09
Diluted	$(0.08)	$0.08	$(1.42)	$0.09

Weighted average shares and common equivalents outstanding:
Basic	44,320	44,731	44,556	45,469
Diluted	44,320	45,378	44,556	46,126

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 27, 2008	June 30, 2009	June 27, 2008

Cost of sales	$238	$257	$461	$500
Research and development expenses	1,282	1,340	1,859	2,355
Selling, general and administrative expenses	3,353	2,622	5,798	5,302
Restructuring and retirement expenses	(45)	1,904	4	2,519
Total stock-based compensation	$4,828	$6,123	$8,122	$10,676

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 27, 2008	June 30, 2009	June 27, 2008

Cost of sales	$4,132	$2,768	$8,690	$5,535
Amortization of intangible assets	7,950	7,617	18,063	15,152
Total amortization of intangible assets	$12,082	$10,385	$26,753	$20,687

Non-GAAP Operational Measures(3)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 27, 2008	June 30, 2009	June 27, 2008

Operational gross profit	$85,753	$102,914	$167,784	$197,058
Operational operating income	$19,178	$25,235	$36,573	$44,590
Operational net income	$14,048	$18,387	$25,266	$32,851
Operational diluted earnings per share	$0.32	$0.41	$0.56	$0.71

(3) See reconciliation of GAAP to Non-GAAP operational measures included elsewhere in this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

			Impairment &	Restructuring,
	GAAP		Purchase	Retirement	Non-GAAP
	Financial	Stock-based	Accounting	& Integration	Operational
	Measures	Compensation(1)	Adjustments(2)	Expenses	Measures
For the Three Months Ended June 30, 2009

Operational gross profit	$81,383	238	4,132	-	$85,753
Operational operating income	$693	4,828	12,082	1,575	$19,178
Operational net income(3)	$(3,346)	3,909	12,210	1,275	$14,048
Operational diluted earnings per share(3)	$(0.08)	0.09	0.28	0.03	$0.32

For the Three Months Ended June 27, 2008

Operational gross profit	$99,889	257	2,768	-	$102,914
Operational operating income	$5,736	6,123	10,550	2,826	$25,235
Operational net income	$3,443	4,691	8,088	2,165	$18,387
Operational diluted earnings per share	$0.08	0.10	0.18	0.05	$0.41

For the Six Months Ended June 30, 2009

Operational gross profit	$158,633	461	8,690	-	$167,784
Operational operating income	$(85,123)	8,122	106,753	6,821	$36,573
Operational net income(3)	$(63,271)	6,523	76,536	5,478	$25,266
Operational diluted earnings per share(3)	$(1.42)	0.15	1.72	0.12	$0.57

For the Six Months Ended June 27, 2008

Operational gross profit	$191,023	500	5,535	-	$197,058
Operational operating income	$7,878	10,676	20,854	5,182	$44,590
Operational net income	$4,174	8,181	16,525	3,971	$32,851
Operational diluted earnings per share	$0.09	0.18	0.36	0.08	$0.71

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

(2) Includes impairment write-off of goodwill and purchase accounting adjustments related to amortization of intangibles and the tax affects of these adjustments.

(3) Operational income tax expense includes benefit of $1,442 and $1,445 for the three months ended June 30, 2009 and June 27, 2008, respectively. Operational income tax expense includes benefit of $2,872 and $2,890 for the six months ended June 30, 2009 and June 27, 2008, respectively. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	June 30,	December 31,
	2009	2008

Cash, cash equivalents and short-term investments	$107,050	$126,858
Accounts receivable, net	95,132	122,133
Inventories, net	35,861	31,516
Other current assets	13,808	17,490
Deferred income tax	5,163	6,885
Total current assets	257,014	304,882

Property and equipment, net	34,927	38,197
Goodwill	535,529	616,326
Intangible assets, net	153,820	180,276
Deferred tax asset	43,395	10,873
Other assets	3,573	3,616
Total assets	$1,028,258	$1,154,170

Accounts payable and other accrued expenses	$36,564	$48,460
Income tax payable	15,130	11,678
Deferred revenue	66,409	66,248
Other current liabilities	30,438	42,027
Total current liabilities	148,541	168,413

Line of credit obligation	140,000	170,000
Deferred revenue, net of current portion	6,481	9,572
Other non-current liabilities	3,317	4,028
Total liabilities	298,339	352,013

Total stockholders' equity	729,919	802,157

Total liabilities and stockholders' equity	$1,028,258	$1,154,170

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Six Months Ended
	June 30, 2009	June 27, 2008	June 30, 2009	June 27, 2008
Revenue by Distribution Channel
Branded	$92,365	$106,871	$176,453	$200,534
OEM	36,266	52,311	78,240	100,047
Total	$128,631	$159,182	$254,693	$300,581

Revenue by Business Unit
Management Systems	$89,252	$123,669	$178,654	$232,424
LANDesk	36,716	31,842	71,166	61,035
Corporate, other and unallocated	2,663	3,671	4,873	7,122
Total	$128,631	$159,182	$254,693	$300,581

Management Systems Revenue by Product Line
KVM	$62,191	$94,328	$124,392	$174,278
Serial Management	7,424	13,336	14,621	26,055
Embedded Software and Solutions	6,261	8,405	12,238	16,752
Other	13,376	7,600	27,403	15,339
Total	$89,252	$123,669	$178,654	$232,424

LANDesk Revenues by Type
Licenses and royalties	$17,531	$18,785	$34,722	$35,827
Maintenance and services	19,185	13,057	36,444	25,208
Total	$36,716	$31,842	$71,166	$61,035

Operating Profit by Business Unit
Management Systems	$18,133	$30,100	$34,161	$57,766
LANDesk	6,592	3,931	12,221	4,541
Corporate, other and unallocated	(5,547)	(8,796)	(9,809)	(17,717)
Total	$19,178	$25,235	$36,573	$44,590

Cash Flow Highlights
Cash provided by operations	$25,862	$34,176	$28,009	$38,877
Depreciation expense	$2,135	$2,298	$4,363	$4,890
Capital expenditures	$490	$2,888	$1,724	$5,011
Purchase of treasury shares	$-	$1,493	$12,271	$64,449

CONTACT:
Avocent Corporation
Edward H. Blankenship
Senior Vice President of Finance and Chief Financial Officer
256-217-1301
or
Robert Jackson
Director of Investor Relations
256-261-6482